The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the J.P. Morgan Dynamic Blend ℠ Index (the “Index”). The Index attempts to provide a dynamic rules - based allocation to the J.P. Morgan US Large Cap Equities Futures Index (the “Equity Constituent”) and the J.P. Morgan 2Y US Treasu ry Futures Index (the “Bond Constituent” and, together with the Equity Constituent, the “Portfolio Constituents”) while targeting a leve l v olatility of 3.0%. The Index tracks the return of (a) a notional dynamic portfolio consisting of the Equity Constituent and the Bond Constituent , less (b) the daily deduction of 0.95% per annum. Each futures contract underlying a Portfolio Constituent as of a particular time is refe rre d to as an “Underlying Futures Contract.” The Equity Constituent is an excess return index that tracks the return of a notional rolling fu tures position in futures contracts on the S&P 500 ® Index. The Bond Constituent is an excess return index that tracks the return of a notional rolling futures position in futures contracts on 2 - Year U.S. treasury notes. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: J.P. Morgan Dynamic Blend ℠ Index Index Ticker: JPUSDYBL Participation Rate: 100% Pricing Date: December 19, 2024 Final Review Date: December 19, 2031 Maturity Date: December 24, 2031 Review Dates: Annual CUSIP: 48135V6N3 Preliminary Pricing http://sp.jpmorgan.com/document/cusip/48135V6N3/doctype/Product_Termsheet/document.pdf Supplement : Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $880.00 per $1,00 0 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Val ue for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on th e n otes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than the Initial Value, at maturity, you will rec eive a cash payment that provides you with a return, per $1,000 principal amount note, equal to the Index Return multiplied by the Participation Rate. If the notes have not been automatically called and if held to maturity, you will receive a full repayment of principal on the notes, even if the level of the Index declines, subject to the credit risks of JPMorgan Chase Financial LLC and JPMorgan Chase & Co . Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement, Annex A to the prospectus addendum a nd "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplement, p ros pectus and prospectus addendum. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 7yr Step - Up Auto Callable J.P. Morgan Dynamic Blend ℠ Index Notes North America Structured Investments Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 3 - I dated April 13, 2023, the underlying supplement no. 24 - I dated September 1 , 2023 and the prospectus addendum dated June 3, 2024 Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated December 2, 2024 Rule 424(b)(3) Total Return at Maturity If Not Automatically Called Total Return at Sixth Review Date* Total Return at Third Review Date* Total Return at First Review Date* Index Return at Review Date 60.00% 64.50% 32.25% 10.75% 60.00% 40.00% 64.50% 32.25% 10.75% 40.00% 20.00% 64.50% 32.25% 10.75% 20.00% 10.00% 64.50% 32.25% 10.75% 10.00% 6.00% 64.50% 32.25% 10.75% 6.00% 3.00% 64.50% 32.25% 10.75% 3.00% 1.50% N/A 32.25% 10.75% 1.50% 1.00% N/A N/A 10.75% 1.00% 0.50% N/A N/A 10.75% 0.50% 0.00% N/A N/A N/A 0.00% 0.00% N/A N/A N/A - 5.00% 0.00% N/A N/A N/A - 10.00% 0.00% N/A N/A N/A - 20.00% 0.00% N/A N/A N/A - 30.00% 0.00% N/A N/A N/A - 50.00% 0.00% N/A N/A N/A - 60.00% 0.00% N/A N/A N/A - 80.00% 0.00% N/A N/A N/A - 100.00% Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity** N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date. * Reflects a Call Premium of 10.75% per annum and the applicable maximum Call Values listed in the table to the left. The Call Premium will be provided in the pricing supplement and will not be less than 10.75% per annum. The Call Values will be provided in the pricing supplement and will not be greater than the applicable maximum. ** Not all Review Dates are reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Call Premium* Call Value* Review Date At least 10.75% At most 100.50% of the Initial Value First At least 21.50 % At most 101.00% of the Initial Value Second At least 32.25 % At most 101.50% of the Initial Value Third At least 43.00% At most 102.00% of the Initial Value Fourth At least 53.75 % At most 102.50% of the Initial Value Fifth At least 64.50 % At most 103.00% of the Initial Value Sixth

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • If the notes have not been automatically called, the notes may not pay more than the principal amount at maturity. • Our affiliate, JPMS, the index sponsor and the index calculation agent of the Index and each Portfolio Constituent, may have interests that conflict with yours and may adjust the Index or each Portfolio Constituent in a way that affects its level. • The level of the Index will include a 0.95% per annum daily deduction. • The Index may not be successful, may not outperform any alternative strategy, may not approximate its target volatility of 3.0% and the performance of the Index may be adversely affected by its target volatility of 3.0%. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The Index may be significantly uninvested. • A significant portion of the Index’s exposure may be allocated to the Bond Constituent. • The Index may be more heavily influenced by the performance of the Equity Constituent than the performance of the Bond Constituent in general over time. • The investment strategy used to construct the Index involves daily adjustments to its notional exposure to its Portfolio Constituents. • There is no assurance that the strategy employed by the Equity Constituent will be successful. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index, the reference index underlying the Underlying Futures Contracts of the Equity Constituent. • The returns of the Constituents may offset each other or become correlated in decline. • A Portfolio Constituent may be replaced by a substitute index or futures contract if certain extraordinary events occur. • Each Portfolio Constituent is subject to significant risks associated with the Underlying Futures Contracts. • Suspension or disruptions of market trading in the Underlying Futures Contract may adversely affect the value the of your notes. • An increase in the margin requirements for the Underlying Futures Contract included in the Portfolio Constituents may adversely affect the level of that Portfolio Constituent. • The Index may in the future include Underlying Futures Contracts that are not traded on regulated futures exchange. • Negative roll returns associated with the Underlying Futures Contracts constituting the Portfolio Constituents may adversely affect the performance of the Portfolio Constituents and the value of the notes. Selected Risks (continued) • The Index, which was established on March 23, 2021, and the Portfolio Constituents, which were established on December 22, 2020, have limited operating histories and may perform in unanticipated ways. • The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. • The Call Value for each Review Date is greater than the Initial Value and increases progressively over the term of the notes. • If the notes are automatically called, the appreciation potential of the notes is limited to the applicable Call Premium Amount paid on the notes. • The automatic call may force a potential early exit. • No interest payments or rights to the futures contracts underlying the Portfolio Constituents. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 7yr Step - Up Auto Callable J.P. Morgan Dynamic Blend ℠ Index Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement , Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.